Exhibit 99.3

STREETEASY, INC.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of Zillow, Inc.

We have audited the accompanying financial statements of StreetEasy, Inc., formerly known as NMD Interactive, Inc., d/b/a StreetEasy, which comprise the balance sheet as of December 31, 2012, and the related statement of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of StreetEasy, Inc. at December 31, 2012, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Seattle, Washington

November 5, 2013

STREETEASY, INC.

BALANCE SHEET

December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$2,873,203
Accounts receivable, net of allowance for doubtful accounts of $232,198	652,874
Prepaid expenses and other current assets	428,544
Deferred tax assets	233,894

Total current assets	4,188,515
Property and equipment, net	1,167,180
Deferred tax assets	101,768
Other assets	144,000

Total assets	$5,601,463

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$96,844
Accrued expenses and other current liabilities	168,040
Deferred revenue	183,621
Deferred rent, current portion	35,257

Total current liabilities	483,762
Deferred rent, net of current portion	121,936
Commitments and contingencies (Note 9)
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value; 10,951,000 shares authorized as of December 31, 2012; 6,686,732 shares issued and outstanding as of December 31, 2012	669
Common stock, $0.0001 par value; 25,000,000 shares authorized as of December 31, 2012; 10,452,500 shares issued and outstanding as of December 31, 2012	1,045
Additional paid-in capital	3,512,328
Retained earnings	1,481,723

Total stockholders’ equity	4,995,765

Total liabilities and stockholders’ equity	$5,601,463

See accompanying notes to financial statements.

STREETEASY, INC.

STATEMENT OF OPERATIONS

Year Ended December 31, 2012
Revenue	$5,697,143
Costs and expenses:
Cost of revenue	447,284
Sales and marketing	910,745
Technology and development	1,211,843
General and administrative	1,703,320

Total costs and expenses	4,273,192

Income from operations	1,423,951
Other income	27,985

Income before income taxes	1,451,936
Income tax expense	661,578

Net income	$790,358

See accompanying notes to financial statements.

STREETEASY, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series A Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-In	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance at December 31, 2011	6,686,732	$669	10,000,000	$1,000	$3,260,174	$691,365	$3,953,208
Issuance of common stock upon exercise of stock options	—	—	452,500	45	85,930	—	85,975
Share-based compensation expense	—	—	—	—	166,224	—	166,224
Net income and total comprehensive income	—	—	—	—	—	790,358	790,358

Balance at December 31, 2012	6,686,732	$669	10,452,500	$1,045	$3,512,328	$1,481,723	$4,995,765

See accompanying notes to financial statements.

STREETEASY, INC.

STATEMENT OF CASH FLOWS

Year Ended December 31, 2012
Operating activities
Net income	$790,358
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	191,844
Share-based compensation expense	166,224
Bad debt expense	243,848
Deferred rent	30,735
Changes in operating assets and liabilities:
Accounts receivable	(257,110)
Prepaid expenses and other assets	(195,645)
Accounts payable	(39,186)
Accrued expenses and other current liabilities	(917,217)
Deferred revenue	98,381
Deferred income taxes	(132,105)

Net cash used in operating activities	(19,873)
Investing activities
Purchases of property and equipment	(1,201,334)

Net cash used in investing activities	(1,201,334)
Financing activities
Proceeds from exercise of common stock options	85,975

Net cash provided by financing activities	85,975
Net decrease in cash during period	(1,135,232)
Cash and cash equivalents at beginning of period	4,008,435

Cash and cash equivalents at end of period	$2,873,203

Supplemental disclosures of cash flow information
Cash paid for income taxes	$907,049

See accompanying notes to financial statements.

STREETEASY, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Organization and Description of Business

StreetEasy, Inc., formerly known as NMD Interactive, Inc., d/b/a StreetEasy (“StreetEasy,” the “Company,” “we,” “us” and “our”) was incorporated as a Delaware corporation effective September 27, 2005. The Company provides for-sale and for-rent listings and information about condos, co-ops, new developments and luxury real estate, primarily in the New York region, through its website and mobile application.

Certain Significant Risks and Uncertainties

We operate in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, we believe that changes in any of the following areas could have a significant negative effect on us in terms of our future financial position, results of operations or cash flows: rates of revenue growth; engagement and usage of our products; scaling and adaptation of existing technology and network infrastructure; competition in our market; management of our growth; qualified employees and key personnel; protection of our brand and intellectual property; changes in government regulation affecting our business; intellectual property infringement and other claims; and protection of customers’ information and privacy concerns, among other things.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

These financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements, as well as the reported amounts of revenue and expenses during the periods presented. Estimates are used for revenue recognition, the allowance for doubtful accounts, recoverability of long-lived assets and share-based compensation expense. To the extent there are material differences between these estimates, judgments, or assumptions and actual results, our financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application.

Concentrations of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. We place cash with major financial institutions, which management assesses to be of high credit quality, in order to limit exposure.

Credit risk with respect to accounts receivable is dispersed due to the large number of customers. Further, our credit risk on accounts receivable is mitigated by the relatively short payment terms that we offer. Collateral is not required for accounts receivable. We maintain an allowance for doubtful accounts such that receivables are stated at net realizable value.

Cash and Cash Equivalents

Cash consists of funds deposited with financial institutions in savings or checking accounts. Cash equivalents include highly liquid money market funds with original maturities of less than three months. We regularly maintain cash in excess of federally insured limits at financial institutions.

Accounts Receivable and Allowance for Doubtful Accounts

Fees and other charges for services are generally due immediately. We consider accounts outstanding longer than the contractual terms past due. We review accounts receivable on a regular basis and estimate an amount of losses for uncollectible accounts based on our historical collections experience, age of the receivable, knowledge of the customer and the condition of the general economy and industry as a whole. We record changes in our estimate to the allowance for doubtful accounts through bad debt expense and relieve the allowance when accounts are ultimately determined to be uncollectible. Bad debt expense is included in general and administrative expenses.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. The useful lives are as follows:

Computer equipment	3 years
Office equipment, furniture, and fixtures	5 to 7 years
Leasehold improvements	Shorter of expected useful life or lease term

Maintenance and repair costs are charged to expense as incurred. Major improvements, which extend the useful life of the related asset, are capitalized. Upon disposal of a fixed asset, we record a gain or loss based on the differences between the proceeds received and the net book value of the disposed asset.

Recoverability of Long-Lived Assets

We evaluate long-lived assets for impairment whenever events or circumstances indicate that they may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset group to future undiscounted net cash flows expected to be generated. We group assets for purposes of such review at the lowest level for which identifiable cash flows of the asset group are largely independent of the cash flows of the other groups of assets and liabilities. If this comparison indicates impairment, the amount of impairment to be recognized is calculated as the difference between the carrying value and the fair value of the asset group.

Deferred Revenue

Deferred revenue consists of prepaid but unrecognized subscription revenue, advertising fees received or billed in advance of the delivery or completion of the services, and for amounts received in instances when revenue recognition criteria have not been met. Deferred revenue is recognized when the services are provided and all revenue recognition criteria have been met.

Deferred Rent

For our operating leases, we recognize rent expense on a straight-line basis over the terms of the leases and, accordingly, we record the difference between cash rent payments and the recognition of rent expense as a deferred rent liability. Landlord-funded leasehold improvements, to the extent the improvements are not landlord property upon lease termination, are also recorded as deferred rent liabilities and are amortized as a reduction of rent expense over the non-cancelable term of the related operating lease.

Revenue Recognition

Our revenue is derived from the sale of display graphical advertising on our website, the sale of subscriptions to individuals and real estate brokerages to access real estate-related data included on our website and mobile application, and the sale of for-sale and for-rent listing advertisements that are given priority in a user’s search results on our website.

In general, we recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured. We consider a signed agreement, a binding insertion order or other similar documentation reflecting the terms and conditions under which products or services will be provided to be persuasive evidence of an arrangement. Collectability is assessed based on a number of factors, including payment history and the creditworthiness of a customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash.

Our display graphical advertising inventory is sold on a cost per thousand impressions, or CPM, basis to advertisers, and is invoiced on a monthly basis. We recognize display revenue as impressions are delivered to users interacting with our website.

Our information-based subscription contracts are sold on a monthly or annual basis, and subscription revenue is recognized on a straight-line basis during the contractual period over which the service is delivered.

Our for-sale and for-rent listings advertising inventory is sold on a subscription basis on a weekly, semi-monthly, or monthly basis, and subscription revenue is recognized on a straight-line basis during the contractual period over which the service is delivered.

We also sell our information-based contracts and for-sale and for-rent listings advertisements in a combined subscription product. The combined subscription product includes multiple deliverables which are accounted for as a single unit of accounting, as the delivery or performance of the undelivered elements is based on traffic to our website. We recognize revenue related to our combined subscription product on a straight-line basis during the contractual period over which the services are delivered.

There were no customers that generated 10% or more of our total revenue in the year ended December 31, 2012.

Cost of Revenue

Our cost of revenue consists of expenses related to operating our website and mobile application, including associated headcount expenses, such as salaries and benefits. Cost of revenue also includes credit card fees and amounts paid to third parties for website hosting.

Research and Development

Research and development costs are expensed as incurred. For the year ended December 31, 2012, expenses attributable to research and development for our business totaled $1,177,609. Research and development costs are recorded in technology and development expenses.

Share-Based Compensation

We measure compensation expense for all share-based awards at fair value on the date of grant and recognize compensation expense over the service period on a straight-line basis for awards expected to vest.

We use the Black-Scholes-Merton option-pricing model to determine the fair value for stock options. In valuing our options, we make assumptions about risk-free interest rates, dividend yields, volatility, and weighted-average expected lives, including estimated forfeiture rates. Risk-free interest rates are derived from U.S. Treasury securities as of the option grant date. Expected dividend yield is based on our historical dividend payments, which have been zero to date. As we do not have public trading history for shares of our common stock, the expected volatility for our common stock is estimated using the published historical volatilities of industry peers in the verticals in which we operate. We estimate the weighted-average expected life of the options as the average of the vesting option schedule and the term of the award, since we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time share-based awards have been exercisable. The term of the award is estimated using the simplified method, as awards are plain vanilla share options. Forfeiture rates are estimated using historical actual forfeiture trends as well as our judgment of future forfeitures. These rates are evaluated at least annually and any change in compensation expense is recognized in the period of the change. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period the estimates are revised. We consider many factors when estimating expected forfeitures, including the types of awards and the employee class. Actual results, and future changes in estimates, may differ substantially from management’s current estimates.

Advertising Costs

Advertising costs are expensed as incurred. For the year ended December 31, 2012, expenses attributable to advertising totaled $31,160. Advertising costs are recorded in sales and marketing expenses.

401(k) Savings Plan

We sponsor a defined contribution plan under Section 401(k) of the Internal Revenue Code. Participation in the plan is available to all employees, and each participant may elect to contribute a portion of their salary, subject to Internal Revenue Service limits. Effective January 1, 2011, the plan provides for the Company to match 100% up to 3% and 50% up to 5% of a participant’s elective deferral contribution to the plan. The amount charged to expense for matching contributions to the plan was $12,333 during the year ended December 31, 2012.

Other Income

Other income consists primarily of interest income earned on our cash and cash equivalents.

Income Taxes

We use the asset and liability approach for accounting and reporting income taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. A valuation allowance against deferred tax assets would be established if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50%) that some or all of the deferred tax assets are not expected to be realized.

We establish reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit, new tax legislation or the change of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made.

Recently Issued Accounting Standards

In May 2011, the Financial Accounting Standards Board (“FASB”) amended existing rules covering fair value measurement and disclosure to clarify guidance and minimize differences between GAAP and International Financial Reporting Standards (“IFRS”). The guidance requires entities to provide information about valuation techniques and unobservable inputs used in Level 3 fair value measurements and provide a narrative description of the sensitivity of Level 3 measurements to changes in unobservable inputs. The guidance is effective during interim and annual periods beginning after December 15, 2011. We adopted this guidance on January 1, 2012. The adoption of this guidance did not have any impact on our financial position, results of operations or cash flows.

In June 2011, the FASB issued guidance on the presentation of comprehensive income to increase the prominence of other comprehensive income in the financial statements. An entity has the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, with earlier adoption permitted, and must be applied retrospectively. We adopted this guidance on January 1, 2012. The adoption of this guidance did not have any impact on our financial position, results of operations or cash flows as we do not have any items of other comprehensive income in any period presented, and therefore, we are not required to report other comprehensive income or comprehensive income.

Note 3. Fair Value Measurements

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The standards also establish a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Assets and liabilities valued based on observable market data for similar instruments, such as quoted prices for similar assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.

Our cash equivalents are comprised of highly liquid money market funds with original maturities of less than three months. The fair value measurement of these money market funds is based on quoted market prices in active markets and, therefore, these assets are recorded at fair value on a recurring basis and classified as Level 1 in the fair value hierarchy.

The following table presents the balance of assets measured at fair value on a recurring basis classified as Level 1 in the fair value hierarchy as of December 31, 2012:

Cash equivalents:
Money market funds	$2,590,647

Total	$2,590,647

We did not have any Level 2 or Level 3 assets measured at fair value on a recurring basis as of December 31, 2012. There were no liabilities measured at fair value on a recurring basis as of December 31, 2012.

Note 4. Accounts Receivable, net

The following table presents the detail of accounts receivable as of December 31, 2012:

Trade accounts receivable	$885,072
Less: allowance for doubtful accounts	(232,198)

Accounts receivable, net	$652,874

The following table presents the changes in the allowance for doubtful accounts for the year ended December 31, 2012:

Allowance for doubtful accounts:
Balance, beginning of period	$86,056
Additions charged to expense	243,848
Less: write-offs	(97,706)

Balance, end of period	$232,198

Note 5. Property and Equipment, net

The following table presents the detail of property and equipment as of December 31, 2012:

Computer equipment	$182,096
Office equipment, furniture and fixtures	273,672
Leasehold improvements	956,382

Property and equipment	1,412,150
Less: accumulated amortization and depreciation	(244,970)

Property and equipment, net	$1,167,180

We recorded amortization and depreciation expense of $191,844 during the year ended December 31, 2012.

Note 6. Income Taxes

We are subject to federal and state income taxes in the United States. The following table presents the components of income tax expense for the year ended December 31, 2012:

Current tax expense:
Federal	$505,071
State	302,840

Total current tax expense	807,911
Deferred tax expense:
Federal	(110,157)
State	(36,176)

Total deferred tax expense	(146,333)

Total tax expense related to income	$661,578

The following table presents a reconciliation of the federal statutory rate and our effective tax rate for the year ended December 31, 2012:

Tax expense at federal statutory rate	34.0%
State taxes	11.6%

Effective tax rate	45.6%

Deferred income taxes reflect the tax impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and such amounts for tax purposes. The following table presents the significant components of our deferred tax assets and liabilities as of December 31, 2012:

Deferred tax assets:
Share-based compensation	$128,812
Accruals and reserves	176,218
Depreciation	30,632

Total deferred tax assets	$335,662

The Company has concluded that it is more likely than not that its deferred tax assets will be realizable and thus no valuation allowance has been recorded as of December 31, 2012. This conclusion is based on the expected future reversals of existing taxable temporary differences, anticipated future taxable income, and the potential for future tax planning strategies to generate taxable income, if needed. The Company will continue to reassess the need for a valuation allowance during each future reporting period.

We are currently not under audit in any tax jurisdiction. Tax years from 2010 through 2012 are currently open for audit by federal and state taxing authorities.

At December 31, 2012, there have been no unrecognized tax benefits recorded as a reduction to deferred tax assets. We do not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease within the next 12 months. Accrued interest and penalties related to unrecognized tax benefits are recorded as income tax expense and are zero.

Note 7. Stockholders’ Equity

Series A Convertible Preferred Stock

In August 2006, we completed a private placement of $2,500,000, pursuant to action of our board of directors authorizing the issuance and sale of 6,686,732 shares of Series A convertible preferred stock at $0.4691 per share. The key terms of the issued Series A convertible preferred stock are summarized below:

(a)	Dividends

The holders of Series A convertible preferred stock have preferential rights over common stockholders to dividends at a minimum rate of 8% of the original issuance price on an annual basis, when and if declared by the board of directors. The right to receive dividends is not cumulative. As of December 31, 2012, no dividends had been declared.

(b)	Conversion

At any time after the date of issuance, each share of Series A convertible preferred stock, at the option of the holder, shall be converted into common stock using the formula provided in our Amended and Restated Certificate of Incorporation, or automatically upon the closing of the sale of shares of common stock to the public at a price of at least $2.3455 per share with gross proceeds to us of at least $30.0 million and the listing of our common stock with the New York Stock Exchange or the Nasdaq National Market, or with the approval of the holders of at least 60% in interest of the then outstanding shares of Series A convertible preferred stock.

(c)	Redemption Rights

With the approval of the holders of at least 60% in interest of the then outstanding shares of Series A convertible preferred stock, one or more holders of shares of Series A convertible preferred stock may, by giving notice to the Company at any time after August 30, 2011, require the Company to redeem all of the outstanding Series A convertible preferred stock within 120 days after receipt of the notice. The redemption price is equal to the greater of the fair market value per share as defined in our Amended and Restated Certificate of Incorporation or the original issuance price of $0.4691 per share, plus an amount equal to all dividends declared and unpaid on each such share.

We have classified the Series A convertible preferred stock within stockholders’ equity since the Series A convertible preferred stock is not mandatorily redeemable and there is no set maturity date.

(d)	Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding up, the holders of Series A convertible preferred stock have preferential rights over common stockholders to liquidation payments equal to the original issuance price of the convertible preferred stock, plus all declared but unpaid dividends on such shares, if any. Upon completion of such a distribution, the remaining assets shall be distributed among the holders of Series A convertible preferred stock pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to common stock immediately prior to such liquidation, dissolution, or winding up, up to a maximum participation amount as defined in our Amended and Restated Certificate of Incorporation.

(e)	Voting Rights

Holders of Series A convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their preferred stock could be converted. Except as provided by law or as set forth in our Amended and Restated Certificate of Incorporation, holders of Series A convertible preferred stock vote together with the holders of common stock as a single class on an as-converted basis. The holders of Series A convertible preferred stock, voting as a separate class, are entitled to elect two members of the board of directors, and the holders of common stock, voting as a separate class, are entitled to elect one member of the board of directors.

Common Stock

Our common stock has no preferences or privileges and is not redeemable. Holders of common stock are entitled to one vote for each share.

The following shares of common stock have been reserved for future issuance as of December 31, 2012:

Common stock options outstanding	1,400,000
Common stock options available for grant	2,003,080
Shares issuable upon conversion of outstanding Series A convertible preferred stock	9,228,436

Total	12,631,516

Note 8. Share-Based Awards

Stock Options

In September 2005, our board of directors adopted the 2005 Stock Plan (the Plan). Under the terms of the Plan, our board of directors may grant stock awards, including incentive and nonqualified stock options, to employees, directors, and consultants. Upon adoption of the Plan, an aggregate of 500,000 shares of common stock was reserved for future issuance. In August 2006, the board of directors authorized an increase in the number of shares of common stock reserved for future issuance to 3,855,580.

We have granted incentive stock options with exercise prices determined by our board of directors. Options granted under the Plan are exercisable at such times and under such conditions as determined by our board of directors, but the term of the options and the right of exercise may not exceed ten years from the date of grant. Employees forfeit their rights to exercise vested options 90 days following the termination of their employment. Options have a ten-year term and generally vest 25% after 12 months with the remaining 75% of the award vesting ratably over the next 36 months, or vest ratably over a period of 36 months.

The following table summarizes stock option activity for the year ended December 31, 2012:

	Options Available for Grant	Number of Shares Subject to Existing Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2012	2,463,080	1,392,500	$0.21	7.65	$1,129,045
Granted	(480,000)	480,000	0.28
Exercised	—	(452,500)	0.19
Forfeited or cancelled	20,000	(20,000)	0.28

Outstanding at December 31, 2012	2,003,080	1,400,000	0.24	8.22	1,415,870
Vested and exercisable at December 31, 2012		1,181,333	0.20	6.35	1,238,291

As of December 31, 2012, there was a total of $518,451 in unrecognized compensation cost related to nonvested stock options, which is expected to be recognized over a weighted-average period of 2.85 years. The total intrinsic value of options exercised during the year ended December 31, 2012 was $384,248.

The fair value of options granted during the year ended December 31, 2012 is estimated at the date of grant using the Black-Scholes-Merton option-pricing model with the following assumptions:

Expected volatility	50.5%
Expected dividend yields	—
Risk-free interest rate	0.95%
Weighted-average expected life	5.77 – 6.08 years
Weighted-average fair value of options granted	$0.90

The fair value of shares vested at December 31, 2012 was $350,119.

The following table summarizes information about options outstanding and vested stock options as of December 31, 2012:

	Options Outstanding			Options Vested and Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.19	643,000	5.97	$0.19	1,026,645	$0.19
$0.28	757,000	8.84	0.28	154,688	0.28

Total	1,400,000	6.35	0.24	1,181,333	0.20

Share-Based Compensation Expense

The following table presents the effects of share-based compensation expense recognized in our statement of operations for the year ended December 31, 2012:

Sales and marketing	$78,109
Technology and development	76,263
General and administrative	11,852

$166,224

Note 9. Commitments and Contingencies

Lease Commitment

We have an operating lease for office space for our headquarters in New York, New York. The operating lease expires in May 2016. Future minimum payments for our operating lease as of December 31, 2012 are as follows:

2013	$301,831
2014	310,886
2015	320,213
2016	135,061

Total future minimum lease payments	$1,067,991

Rent expense for the year ended December 31, 2012 was $335,856, and is included in general and administrative expense.

Legal Proceedings

In October 2011, Smarter Agent, LLC (“Smarter Agent”) filed a complaint against us for patent infringement in the U.S. District Court for the District of Delaware. The complaint seeks, among other things, a judgment that we have infringed certain patents held by Smarter Agent, an injunctive order against the alleged infringing activities and an award for damages. In September 2012, the court granted a stay of the litigation pending the completion of the re-examination proceedings. We have not recorded an accrual related to these complaints as of December 31, 2012, as we do not believe a material loss is probable. It is a reasonable possibility that a loss may be incurred; however, the possible loss or range of loss is not estimable.

In addition to the matter discussed above, from time to time, we are involved in litigation and claims that arise in the ordinary course of business. Although we cannot be certain of the outcome of any litigation and claims, nor the amount of damages that we could incur, we currently believe that the final disposition of such matters will not have a material effect on our financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Note 10. Subsequent Events

On August 26, 2013, Zillow, Inc., a Washington corporation (“Zillow”), through its wholly owned subsidiary, Strawberry Acquisition, Inc., a Delaware corporation (“Merger Sub”), consummated its acquisition of StreetEasy, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Zillow, StreetEasy, Merger Sub and Shareholder Representative Services LLC, acting as the stockholder representative, dated August 16, 2013. Under the terms and subject to the conditions of the Merger Agreement, Merger Sub merged with and into StreetEasy with StreetEasy remaining as the surviving company and a wholly owned subsidiary of Zillow (the “Merger”). The total Merger consideration payable to StreetEasy equity holders is approximately $50 million in cash, less certain transaction expenses and as adjusted at closing based on StreetEasy’s net working capital, cash and debt. All vested options to purchase shares of StreetEasy’s common stock were cancelled and, in settlement of such cancellation, the holders of such options became entitled to receive cash payments representing a portion of the Merger consideration as described in the Merger Agreement. A portion of the Merger consideration has been attributed to the substitution of unvested stock options of StreetEasy outstanding as of the closing for stock options to purchase shares of Zillow’s Class A common stock at an exchange ratio implied by the Merger consideration as described in the Merger Agreement. In connection with the closing, $5 million of the Merger consideration otherwise payable to StreetEasy stockholders and holders of vested stock options has been deposited in a third-party escrow account to secure certain indemnification obligations of those equity holders.

We have evaluated subsequent events through November 5, 2013 which is the date the financial statements were available to be issued.